Exhibit 1.1
MEMORANDUM OF ASSOCIATION

1. Company name: SuperCom Ltd.

2. Objectives for which the company was established:

a. Development, manufacture, implementation and marketing of computerized systems in general and computerized systems for producing tags, computerized photograph databases for the purpose of identification and for issuing various certificates in particular.

b. Consultation in the above fields.

c. Development, manufacture, implementation and marketing of any product based on the knowledge and expertise of the parties.

d. Purchase, sale, import, export and implementation of any action required to realize the above objectives.

3. The liability of the members is limited.

4. The company's share capital is NIS 10,000, divided into 9,000 ordinary shares of NIS 1 each and 100 management shares of NIS 10 each.

We, the undersigned, wish to incorporate as a company in accordance with this Memorandum of Association and each of us agrees to take the number of shares of the company's capital recorded alongside his name.

Names of signatories (ID, address, title) Signature		No. shares taken
Electrocard 1983 Ltd. 510975600	65 Jabotinsky St., Tel Aviv	50 ordinary shares 3 management shares	(-)
Florian Klinger ID 0141295	51 Haoren St., Yavne	25 ordinary shares 1 management share	(-)
Avi Landman ID 6715176	5 Hahistadrut St., Kiryat Yam	25 ordinary shares 1 management share	(-)

Date: July 4 1988/88  I hereby confirm that the above-signed are authorized to make a commitment on behalf of the company in whose name they have signed BEFORE ME

[(39) Memorandum]
                                                                       (-)
        [two stamps]                      [stamp] Ministry of Justice
                                                            Approved copy
                                                       Companies Registrar